The Alkaline Water Company Inc. Receives Notification from NASDAQ Relating to Non-Compliance with Minimum Bid Price Requirement

SCOTTSDALE, Ariz. - April 14, 2020 - The Alkaline Water Company Inc. (NASDAQ and TSXV: WTER) (the "Company"), a producer of bottled alkaline water, flavored-infused waters, and CBD-infused products sold under the brand names Alkaline88®, A88™, and A88CBD™, respectively, announces that it received a notice from the NASDAQ Stock Market LLC ("NASDAQ") indicating that the Company is not in compliance with the $1 closing bid price requirement under the NASDAQ Listing Rule 5550(a)(2).

The NASDAQ notification does not result in the immediate delisting of the Company's common stock, and the Company's common stock will continue to trade uninterrupted on the NASDAQ Capital Market under the symbol "WTER".

The NASDAQ Listing Rules require listed securities to maintain a closing bid price of at least $1 per share and, based on the closing bid price for the last 30 consecutive business days, the Company did not meet this requirement. The Company has been provided with a 180 calendar day period, or until October 5, 2020, to regain compliance with this requirement. To regain compliance with the minimum bid price requirement, the Company must have a closing bid price of at least $1 per share for a minimum of ten consecutive business days during this compliance period.

In the event that the Company does not regain compliance within this period, it may be eligible for additional time to regain compliance. To qualify, the Company will be required to meet the continued listing requirement for market value of publically held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the closing bid price requirement, and will need to provide written notice of its intention to cure the deficiency during the second compliance period. If it appears to NASDAQ that the Company will not be able to cure the deficiency, or if the Company is not otherwise eligible for additional time to regain compliance, the Company's common stock will be subject to delisting by NASDAQ. The Company may still appeal NASDAQ's determination to delist its common stock, and during any appeal process, the Company's common stock would continue to trade on the NASDAQ Capital Market.

The Company is currently looking at all of the options available with respect to regaining such compliance.

The Alkaline Water Company Inc.

Richard A. Wright
President and CEO
800-923-1910
investors@thealkalinewaterco.com

Media

Jessica Starman
888-461-2233
jessica@elev8newmedia.com

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